Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Jim Zeumer
(248) 433-4502
email: jim.zeumer@pulte.com
PULTE HOMES AND CENTEX SHAREHOLDERS
OVERWHLEMINGLY APPROVE MERGER
•	Combination Creates Nation’s Largest Homebuilder with Unmatched Brand Portfolio

•	Company Expects to Realize $350 Million in Synergies and Cost Savings

•	Tender to Retire Up to $1.5 Billion of Debt Maturities in Process
Bloomfield Hills, MI, August 18, 2009 — Pulte Homes (NYSE: PHM) and Centex Corporation (NYSE: CTX) announced that, at a special meeting of shareholders held today by each company, shareholders overwhelmingly approved the merger of Pulte Homes and Centex. Pulte Homes and Centex received votes representing more than 80% and 72%, respectively, of shares outstanding, with more than 99% of these voted in support of the transaction.
Under terms of the merger agreement, Pulte Homes will acquire all outstanding shares of common stock of Centex Corporation in a stock-for-stock transaction. Centex shareholders receive .975 shares of Pulte Homes stock in exchange for each Centex share they own. Based on the exchange rate, Pulte shareholders own approximately 68% of the combined company, and Centex shareholders own approximately 32%.
The new Company, with 2008 pro forma closings of 39,000 homes and revenues of $11.6 billion, will continue to trade on the NYSE under the ticker symbol “PHM.” The Company will operate more than 900 communities across 29 states and the District of Columbia, and will serve all major customer segments through its family of brands that includes Pulte Homes, Centex and Del Webb.
Pulte Homes will retain its corporate headquarters in Bloomfield Hills, Michigan.
Richard Dugas, whose previously announced appointment to the positions of Chairman, President and Chief Executive Officer is effective today, said, “Combining these two industry leaders creates tremendous opportunities for our customers, employees and shareholders. Our shared commitment to product quality and customer service, combined with the complementary brands, land positions and building models make this a powerful merger that can accelerate our return to profitability.
“Having already invested thousands of hours in planning, we can begin integration of our organizations immediately and start capturing the cost savings and business benefits that make this merger so compelling. We continue to target $250 million in corporate and field overhead savings and, on August 11, 2009, we announced a tender for $1.5 billion in debt that upon completion will enable us to save approximately $100 million in annual interest expense.”
Effective with the completion of this merger, Timothy Eller, previously Centex’s Chairman and Chief Executive Officer, joins the Company’s Board of Directors as Vice Chairman and will serve as a consultant to the Company for two years.
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About Pulte Homes
With its merger complete, Pulte Homes, Inc., based in Bloomfield Hills, Mich., is America’s largest home building company with operations in 59 markets and 29 states. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb, as well as its regional brands of DiVosta Homes (Florida) and Fox & Jacobs (Texas). Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulteinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.foxandjacobs.com.
Forward-Looking Statements
This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, and the combined company’s plans, objectives, expectations and intentions. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.
Such risks, uncertainties and other factors include, among other things: the possibility that the expected efficiencies and cost savings of the merger of Pulte and Centex will not be realized, or will not be realized within the expected time period; the risk that the Pulte and Centex businesses will not be integrated successfully; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which the Company operates; the availability and cost of land and raw materials used by the Company in its homebuilding operations; the availability and cost of insurance covering risks associated with the Company’s businesses; shortages and the cost of labor; adverse weather conditions which may slowdown the construction of, or damage, new homes built by the Company; slow growth initiatives and/or local building moratoria; the ability to utilize net operating losses, built-in losses and other tax credit carryforwards; governmental regulation, including the interpretation of tax, labor and environmental laws; changes in consumer confidence and preferences; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Pulte’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to the Company’s businesses. The Company does not undertake any duty to update any forward-looking statement whether as a result of new information, future events or changes in our respective expectations.